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                                                                 Exhibit 10.32








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                              MANAGEMENT AGREEMENT

                                       for

                              Courtyard by Marriott
                                 Dalton, Georgia

                                 by and between

                            ENN LEASING COMPANY, INC.

                                   as Lessee,

                                       and

                           Gateway Lodging Co., Inc.,

                                   as Manager,

                             Dated November 1, 2004



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                              MANAGEMENT AGREEMENT

         THIS AGREEMENT, made as of November 1, 2004 by and between ENN
LEASING COMPANY, INC., a Tennessee corporation ("Lessee"), having its principal office at 7700 Wolf River Boulevard, Germantown, Tennessee 38138 and GATEWAY LODGING CO., INC., a _____________________ corporation ("Manager"), having a principal office at ______________________.

                              PRELIMINARY STATEMENT

         A. Lessee is the lessee of a first-class Courtyard by Marriott hotel on the land herein described.

         B. Manager is an independent contractor engaged in the management of hotels throughout the United States, and Manager is experienced in the various phases of hotel operations.

         C. Lessee is desirous of utilizing the services and experience of Manager in connection with the operation of the hotel, and Manager desires to render such services, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, Lessee and Manager agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Definitions. As used herein, the following terms shall have the respective meanings indicated below:

                  1.01.1 Affiliate(s) - with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which has another entity as an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes hereof the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

                  1.01.2 Capital Renewals - a collective term for (a) normal capital replacements of, or additions to, FF&E, and (b) special projects designed to maintain the Hotel in a first-class condition in accordance with the standards contemplated by this Agreement, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, or back of the house areas, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements; most of the expenditures for such special projects will be capitalized, but a portion thereof may be currently expended, such as the purchase of smaller items of FF&E, or expenditures which are ancillary to the overall


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project but which are properly chargeable to Property Operations and Maintenance under the Uniform System of Accounts for Hotels.

                  1.01.3 Capital Renewals Budget(s) - as defined in Subsection 4.02.1(b).

                  1.01.4 Claims - as defined in Subsection 12.03.1.

                  1.01.5 CPI - as defined in Subsection 4.02.3.

                  1.01.6 Commencement Date - ___________, 2004 (or such other date as the parties may agree upon), the date Manager begins operating the Hotel under the Agreement.

                  1.01.7 Compensation - the direct salaries and wages paid to, or accrued for the benefit of, any executive or other employee together with all fringe benefits payable to, or accrued for the benefit of, such executive or other employee, including employer's contributions required pursuant to any Legal Requirement, or other employment taxes, pension fund contributions, group life and accident and health insurance premiums, and profit sharing, retirement, disability and other similar benefits and severance pay owed to employees at the termination of this Agreement, if any.

                  1.01.9 ERISA - the Employees Retirement Income Security Act of 1974, as amended.

                  1.01.10 Executive Staff - the general manager, resident manager (if any), the assistant manager (if any) and all department heads, including Director of Finance, Director of Rooms or Front Office Operation, Director of Food and Beverage, Director of Marketing and Director of Human Resources.

                  1.01.11 FF&E - all furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Improvements.

                  1.01.12 Gross Operating Profit (GOP) - the excess of Gross Operating Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement). In arriving at Gross Operating Profit, all expenses shall be proper deductions from Gross Operating Revenues insofar as they relate to the operation of the Hotel including, without limit, all Base Management Fees, license fees, franchisor royalties and fees, and direct out-of-pocket charges of Manager or its affiliates as well as corporate charges.

                  1.01.13 Gross Revenues - as defined in the Management Fee
Rider.

                  1.01.14 Ground Lease - the ground lease, if any, described in
Exhibit II, pursuant to which the Land was demised to Lessee for the term indicated on said Exhibit II.

                  1.01.15 Intentionally Deleted.



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                  1.01.16 Hotel - the hotel, including the Premises, referred to in the Preliminary Statement.

                  1.01.17 Impositions - all taxes, assessments, water, sewer or other similar rents, rates and charges, levies, license fees, permit fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on the Hotel or the operation thereof.

                  1.01.19 Improvements - the buildings, structures (surface and subsurface) and other improvements now or hereafter located on the Land.

                  1.01.20 Initial Term - as defined in Section 2.01.

                  1.01.21 Land - the parcel or parcels of land described in
Exhibit I.

                  1.01.22 Legal Requirements - all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the Premises and the operation thereof, including, without limitation, those relating to zoning, building, life/safety, environmental and health, employee benefits, and providing continued health care coverage under ERISA.

                  1.01.23 Lessee - the person or entity named in the preamble hereto, or the successor of Lessee's interest with respect to this Agreement.

                  1.01.24 License Agreement - the Franchise Agreement dated _______________ between Marriott International, Inc., as franchisor, and Lessee, as franchisee, licensing the operation of the Hotel under the Courtyard by Marriott name.

                  1.01.25 Local Operating Account - one or more bank accounts established by Manager for Lessee in one or more banks approved by Lessee.

                  1.01.26 Major Capital Improvements - as defined in Subsection 12.08.1.

                  1.01.27 Managed Hotels - a collective term for the Hotel and all other hotels within the United States of America owned, leased and/or operated under the Courtyard by Marriott name by Manager or its Affiliates.

                  1.01.28 Management Fee - as defined in the Management Fee
Rider.

                  1.01.29 Minimum Balance - as defined in Section 7.02.

                  1.01.30 Mortgage - as defined in Section 9.03.2.

                  1.01.31 Net Operating Income - as defined in the Management Fee Rider.



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                  1.01.32 Operating Equipment - all china, glassware, linens, silverware and uniforms used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel.

                  1.01.33 Operating Funds - as defined in Section 7.02.

                  1.01.3 Operating Period - the period beginning with the Commencement Date and ending upon the expiration or termination of this Agreement.

                  1.01.35 Operating Supplies - consumable items used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including food and beverages, fuel, soap, cleaning material, matches, stationery and other similar items.

                  1.01.36 Operating Years - the Operating Years shall coincide with, and be identical to, the calendar years. If this Agreement shall be terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such termination occurs to such effective date of termination shall be treated as an Operating Year; references to "full Operating Years" shall mean those Operating Years which are co-extensive with full calendar years and shall exclude any partial Operating Year at the beginning or the end of the term of this Agreement.

                  1.01.37 Other Managed Hotels - all hotels and inns within the United States other than the Hotel owned, leased and/or operated by Manager or any of its Affiliates.

                  1.01.38 Permitted Exceptions - (i) the Ground Lease, if any, and the terms thereof; (ii) any Mortgage on the Land, and any modifications, extensions, renewals and/or refinancings thereof and the terms thereof; (iii) liens for Impositions not delinquent; (iv) undetermined or inchoate liens or charges for labor or materials supplied to the Project in connection with the construction or current operation thereof, which have not at the time been filed or recorded pursuant to law; and (v) easements, restrictions on use, zoning laws and ordinances, rights of way and other encumbrances and minor irregularities in title, which do not individually or in the aggregate impair the use of the Premises for hotel purposes.

                  1.01.39 Premises - a collective term for Land and Improvements, and Lessee's interest therein, and any greater estate or interest hereafter acquired, together with all entrances, exits, rights of ingress and egress, easements and appurtenances belonging or pertaining thereto.

                  1.01.40 Project - a collective term for the real and personal property comprising the Hotel, and the development and operation thereof.

                  1.01.41 Term - as defined in Section 2.01.

                  1.01.42 Uniform System of Accounts for Hotels - shall mean the Uniform System of Accounts for Lodging Industry (Ninth Revised Edition, 1996); such term shall not be deemed to include any subsequent revisions of the Uniform System of Accounts for Hotels.



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         1.02 References. Except as otherwise specifically indicated, all references to Article, Section and Subsection numbers refer to Articles, Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. The words "herein", "hereof", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Subsection hereof. The terms "include" and "including" shall each be construed as if followed by the phrase "without being limited to". Unless expressly stated to the contrary, reference to any
Section includes the following Subsections thereof.

                                   ARTICLE II

                                TERM AND RENEWAL

         2.01 The Term. The initial term of this Agreement ("Initial Term") shall commence on the date hereof and shall expire at midnight of the day preceding the date which is three (3) years from the Commencement Date.

         2.02 Renewal. There is no renewal term being granted in this Agreement. Lessee and Manager shall, prior to the expiration of the Initial Term, use reasonable efforts to agree on the terms and conditions necessary for renewal of this Agreement. If Lessee and Manager have not agreed upon such terms and conditions prior to the expiration of the Initial Term, this Agreement shall continue in effect on a month-to-month basis for a maximum period of six months following expiration of the Initial Term. If Lessee and Manager have not agreed on acceptable renewal terms and conditions on or before the expiration of any of the month-to-month periods, either Lessee or Manager may terminate this Agreement on 30 days written notice to the other party.


                                   ARTICLE III

Intentionally Deleted.

                                   ARTICLE IV

                                OPERATING PERIOD

         4.01 Authority and Duty of Manager. Manager shall have the sole and exclusive right and obligation to manage and operate the Hotel pursuant to the terms of this Agreement and Manager agrees that it shall manage and operate the Hotel as a first-class hotel comparable to Other Managed Hotels in accordance with the standards for Courtyard by Marriott hotels, taking into account the size, location and character of the Project. In connection therewith, Manager shall have the authority and responsibility, subject to the provisions of this Agreement, to (i) determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Hotel and any other matters affecting operations and management; (ii) supervise and direct all phases of advertising, sales and business promotion for the Hotel; and (iii) carry out all programs contemplated by the Operating Budgets and, as directed by Lessee,



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the Capital Renewals Budgets, which have been approved by Lessee pursuant to
Section 4.02. Lessee agrees that it will cooperate reasonably with Manager to permit and assist Manager to carry out its duties hereunder.

         4.02 Operating Budgets and Capital Renewals Budgets.

                  4.02.1 Preparation. Manager will submit to Lessee not less than forty-five (45) days in advance of each Operating Year, the following budgets for such Operating Year:

                           (a) an Operating Budget composed of an estimate of
                  profit and loss by month, an estimated cash flow projection by month, and departmental forecasts of operations (hereinafter collectively called the "Operating Budgets"); and

                           (b) a budget covering estimated Capital Renewals,
                  which indicates in reasonable detail the replacements of, or additions to, FF&E, and the nature of the special projects covered thereby (herein called the "Capital Renewals Budget(s)").

Budgets for Major Capital Improvements initiated under Section 12.08 shall be treated separately and shall not be included in the Capital Renewals Budget.

                  4.02.2 Review. In connection with the submission of the Operating Budgets and the Capital Renewals Budgets, the representatives of Manager will meet with Lessee to have an in-depth discussion thereof, including a comparison with the previous year's performance of the Hotel, a discussion of marketing strategy, identity of markets and the proposed expenditures contained in the Capital Renewals Budget.

                  4.02.3 Approval of Budgets. The Operating Budgets and the Capital Renewals Budget shall be subject to the approval of Lessee, which shall not be unreasonably withheld or delayed, it being contemplated that each such Operating Budgets and Capital Renewals Budget shall be agreed upon by the parties within thirty (30) days after the submission of the same by Manager to Lessee. If Lessee shall fail to approve any Operating Budgets or Capital Renewals Budget within thirty (30) days after its submittal by Manager, or to submit its written objections thereof to Manager within such period, in case of a dispute with regard to any Operating Budgets, then pending the settlement thereof, or until such dispute is resolved in accordance with Section 12.04, Manager shall be entitled to continue to operate the Hotel in accordance with the standards set forth herein and shall be entitled to make expenditures which are consistent with the Operating Budget for the immediately preceding Operating Year; provided that, subject to the standards of performance described in Subsection 4.02.4 below, the maximum approved amount of such expenditures shall be equal to (a) the aggregate of all items set forth in the Operating Budget which are not disputed by Lessee, plus (b) with respect to all items in the Operating Budget which are disputed or objected to by Lessee, the amount allocated to such item(s) in the Operating Budget for the immediately preceding Operating Year increased by the greater of (i) five percent (5%), or (ii) the difference between the Consumer Price Index (All Cities - All Items) (1982-84 =
100) (the "CPI"), on January 1 of the Operating Year immediately preceding the Operating Year in question and the CPI on January 1 of the Operating Year in question.



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                  4.02.4 Performance Under Operating Budget. Manager shall use commercially reasonable efforts to achieve the results set forth in the Operating Budget with respect to any Operating Year; provided, however, that Lessee acknowledges that the Operating Budget is a composition of estimates and, therefore, Manager cannot guarantee or warrant that the actual operation of the Hotel for any Operating Year will be as set forth in the Operating Budget for such Operating Year.

                  4.02.5 Intentionally Deleted.

                  4.02.6 Compliance with Capital Renewals Budget. Manager shall at all times comply with the applicable Capital Renewals Budget as directed by Lessee, and shall not deviate in any substantial respect therefrom without the prior written consent of the Lessee. Notwithstanding the foregoing, Manager shall be entitled to make additional expenditures not authorized under the then applicable Capital Renewals Budget in case of emergencies arising out of fire or any other like or unlike casualty, or in order to comply with any applicable Legal Requirements. Manager will promptly notify Lessee of any expenditures not authorized under the then applicable Capital Renewals Budget.

         4.03 Intentionally Deleted.

         4.04 Intentionally Deleted.

         4.05 Personnel.

                  4.05.1 General. Manager shall hire, discharge, promote and supervise the Executive Staff of the Hotel, and shall supervise through said Executive Staff the hiring, discharging, promotion and work of all other operating and service employees of the Hotel. All members of the Executive Staff of the Hotel shall be properly qualified for their positions, and the direct compensation payable to such persons shall be comparable to the direct compensation paid to the members of the Executive Staff of other comparable hotels, taking into account the location and size of the Hotel. If the general manager for the Hotel selected by Manager from time to time is not then an existing employee of Manager providing services for Manager at one of the Other Managed Hotels, Lessee shall have the right to consult with Manager regarding the selection of any such individual as the general manager of the Hotel, but the final selection of such general manager shall be at Manager's sole and absolute discretion.

                  4.05.2 Manager/Affiliate as Employer. All employees (other than the Executive Staff as employed under 4.05.1) of the Hotel shall be employees of Manager or an affiliate of Manager ("Affiliate"), and all Compensation of such employees shall be paid by Manager or Affiliate, and the amount of such payments shall immediately be reimbursed to Manager/Affiliate by Lessee in accordance with Section 4.07 hereof. Manager shall also have the right to use employees of Manager or its Affiliates not located at the Hotel to provide services to the Hotel ("Off-Site Personnel") and the right to have the general manager of the Hotel serve as the regional manger for Other Managed Hotels, and all Compensation of such Off-Site Personnel shall immediately be reimbursed to Manager/Affiliate by Lessee in accordance with Section 4.07 hereof, except Manager shall allocate a portion of said Regional Managers' salaries and benefits to the supervised hotels. Likewise, Manager may also allocate a




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portion of other Regional Manager's salaries and benefits from other supervised hotels to the Hotel for benefits received by Hotel for such services; provided that all such allocations shall have been approved during the budgeting process for the then-current year. Manager shall also have the right to have Off-Site Personnel performing regional or area duties relating to the Hotel and Other Managed Hotels lodged at the Hotel from time to time free of charge. Accordingly, Manager shall arrange to have established appropriate payroll accounts covering all such employees of the Hotel. Arrangements shall be made such that Manager can draw on the Hotel Accounts to transfer funds to such payroll accounts immediately upon payment of such Compensation. Manager shall indemnify and hold Lessee harmless from and against any and all actions, suits, claims, penalties, losses, damages and expenses, including reasonable attorneys' fees, based upon or arising out of Manager's gross negligence or willful misconduct in connection with the employment of any and all Hotel employees, including but not limited to any claims based upon discrimination in employment.

                  4.05.3 Labor Relations. Manager shall negotiate for the best interest of Lessee with any labor unions representing employees of the Hotel, but any collective bargaining agreement or labor contract resulting therefrom will be executed by Manager as the employer. In addition, it is understood that, with respect to labor negotiations not involving multi-employer bargaining arrangements applicable to the Hotel and other hotel properties not owned or managed by Manager, Manager shall consult with Lessee in advance of, and, to the extent practicable, during the course of, negotiations with any labor union.

                  4.05.4 Manager Personnel. If Manager shall reasonably deem it advisable, it shall assign the general manager, the controller and other members of the Executive Staff of the Hotel from the employees of Manager and its Affiliates or from the staff of Other Managed Hotels. All such employees will be paid their regular Compensation, such Compensation to be paid by the Hotel, or if Manager deems it advisable, by Manager, in which case Manager will be reimbursed by Lessee therefor as provided in Section 4.07.

                  4.05.5 Business Expenses. The Executive Staff and other appropriate employees of the Hotel shall also be reimbursed for all reasonable business expenses pertaining to the Hotel, including business entertainment and travel expenses, in accordance with the standard practices in effect at Other Managed Hotels.

                  4.05.6 Benefit Plans. etc. Manager shall have the right to provide, and shall be obligated to provide if required by Lessee, to the employees of the Hotel who are eligible therefor and who are not covered by collective bargaining or similar arrangements, with benefits of the incentive plans, and the pension, profit sharing or other employee retirement, disability, health or welfare or other benefit plan or plans now or hereafter applicable to employees of Other Managed Hotels, and to charge the Hotel with the Hotel's pro rata share of the costs and expenses of such plan or plans allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels.

                  The parties agree and acknowledge that Manager may (but shall not be required to) provide benefits and allow participation in such plans on whatever modified basis as it may determine appropriate under the circumstances, and may waive any waiting period or any



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preconditions to coverage or participation otherwise applicable to such employees. No statement, promise, representation or warranty regarding the terms of such plans or the participation or coverage of employees shall be enforceable, binding or effective in any way unless made in writing and signed by an authorized representative of Manager.

                  Notwithstanding the foregoing, in no event shall Manager initiate or adopt any plans, programs or benefits for Hotel employees not otherwise in effect at Other Managed Hotels unless required by applicable collective bargaining agreements.

                  4.06 Additional Responsibilities of Manager.

                  4.06.1 Manager shall in its own name, perform the following additional services, or cause the same to be performed for the Hotel:

                           (a) establish and revise, as necessary,
                  administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner;

                           (b) subject to compliance with the applicable Capital
                  Renewals Budget and subject to Section 4.06.02(b) hereof, and if directed by the Lessee, make all repairs, decorations, revisions, alterations and improvements to the Hotel as shall be reasonably necessary for the proper maintenance thereof in good order, condition and repair;

                           (c) subject to Section 4.06.02(b) hereof, purchase
                  such Operating Equipment and Operating Supplies as shall be reasonably necessary for the proper operation of the Hotel in accordance with the Operating Budgets;

                           (d) apply for, and use its reasonable best effort to
                  obtain and maintain, all licenses and permits required of Lessee or Manager in connection with the operation and management of the Hotel; Lessee agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate, in all reasonable respects, with Manager in applying for, obtaining and maintaining such licenses and permits;

                           (e) use its reasonable best efforts to do, or cause
                  to be done, all such acts and things in and about the Hotel as shall be reasonably necessary to comply with Legal Requirements and the terms of all insurance policies, and to discharge any lien, encumbrance or charge on or with respect to the Hotel and the operation thereof, other than Permitted Exceptions;

                           (f) in accordance with the Operating Budgets, pay all
                  Impositions and insurance premiums, when due;

                           (g) use its reasonable best efforts to cause the
                  Hotel to comply with all applicable covenants and provisions of the Ground Lease (if any) and Mortgage,



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                  and pay, when due, the installments of rental under the Ground
                  Lease (if any) and of principal and interest on the Mortgage, if directed by the Lessee; and

                           (h) subject to the prior written approval of Lessee,
                  retain legal counsel for the Hotel, which legal counsel shall perform legal services under the direction of Manager.

                           4.06.02. Except in the following instances, the
                  parties agree that Manager shall not be acting as agent of Lessee. Manager shall, as agent of Lessee, either in its own name or in the name of the Lessee, perform the following additional services, or cause the same to be performed for the
                  Hotel:

                           (a) subject to the prior written approval of Lessee,
                  consummate leases with respect to the commercial and office space in the Premises and concession or other arrangements with respect to other space and facilities on the Premises; and

                           (b) enter into any contracts, purchase orders or work orders for goods or services to the Hotel; provided that Lessee's prior written approval shall be required for any contract having a non-terminable term in excess of one year, or if the amount of the aggregate expenditures thereunder would, or are reasonably anticipated to, exceed $25,000.00 in the aggregate per annum.

         Lessee shall be entitled to meet with the regional manager of Manager or other responsible Manager representatives on a quarterly basis to review and discuss the operation of the Hotel, including any substantial deviation from the operating strategies, policies or procedures which form the basis on which the current Operating Budgets were made. Manager shall reasonably consider any comments or suggestions of Lessee.

         4.07 Reimbursements to Manager. In addition to the Management Fee provided for in Article VI, Manager and its Affiliates shall be entitled to be reimbursed for the following costs and expenses incurred in rendering services to the Hotel:

                  (a) the Compensation paid by Manager or its Affiliates to Hotel employees;

                  (b) the Compensation payable to all officers and employees of Manager and its Affiliates (other than Vice Presidents, and higher ranking executive officers), who are not assigned to the Hotel, under Subsection 4.05.4, while working exclusively on an assignment for the specific benefit of the Hotel;

                  (c) reasonable travel and entertainment expenses of all officers and employees of Manager and its Affiliates incurred in performing its duties hereunder in connection with any phase of the operation of the Hotel in accordance with the policies of Manager then in effect;

                  (d) the Compensation and expenses paid or reimbursed by Manager or its Affiliates to all independent consultants rendering services to the Hotel if and to the extent contemplated in the Operating Budgets or Capital Renewals Budget for such Operating Year or as otherwise approved by Lessee;



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


                  (e) the costs and expenses of centralized accounting services under Section 7.07; and

                  (f ) all other expenditures which are authorized, permitted or required under the provisions of this Agreement which have been paid or funded by Manager on Lessee's behalf.

It is agreed that, to the extent the entire amount of Compensation or other expense reimbursable to Manager or its Affiliates under the provisions of this
Section 4.07, or under any other provisions of this Agreement, is not incurred solely for the benefit of the Hotel, then such amount or expense shall be appropriately allocated.

Manager shall be entitled to reimburse itself and its Affiliates for the above items out of the Hotel Accounts.

                                    ARTICLE V

                                    INSURANCE

         5.01 Coverage.

                  5.01.1 Required Insurance. The following insurance shall be secured and maintained with respect to the Hotel at all times during the term of this Agreement:

                           (a) All risk property insurance, including fire,
                  windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Improvements and contents in an amount equal to the full replacement value thereof,

                           (b) All risk business interruption insurance,
                  including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements for full recovery of the net profits of the Hotel for the entire period of any such business interruption, or not less than twelve (12) months;

                           (c) Insurance against loss from accidental damage to,
                  or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items;

                           (d) Business interruption insurance against loss from
                  accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes for full recovery of the net profits for the entire period of any such business interruption;

                           (e) Comprehensive or Commercial general liability for
                  any claims or losses arising or resulting from the Hotel, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the General Liability coverages are provided by a Commercial General Liability policy form, the General Aggregate Limit shall not be less than $2,000,000, and it shall apply in total to this Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and shall include premised and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, and explosion, collapse and underground coverage during any construction;

                           (f) If the Manager will provide valet parking,
                  garagekeepers liability insurance in a minimum amount of $100,000;

                           (g) Statutory workers' compensation insurance on all
                  employees in accordance with the requirements of applicable law;

                           (h) Employment practices liability insurance in an
                  amount not less that $1,000,000.00, per occurrence and $1,000,000.00 in the aggregate (the amount of any deductible under such insurance shall be paid out of Gross Revenues unless the claim arises out of Manager's gross negligence or willful misconduct); and

                           (i) Insurance against such other insurable risks as
                  any mortgagee may, from time to time, reasonably require;

                           (j) Liquor Liability (if applicable) for combined
                  single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;

                           (k) Business Auto Liability including owned,
                  non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 per occurrence;

                           (l) Umbrella Excess Liability in amounts not less
                  than $9,000,000 in excess of the liability insurance required in subsections (e), (g), (j) and (k) immediately above. The amount of such coverage shall be increased as Franchisor requires;

                           (m) Comprehensive crime insurance in a minimum amoun
                  of $50,000.

                  5.01.2 Responsibility to Maintain. During the Operating Period, Lessee, or if and to the extent requested by Lessee, Manager at the expense of Lessee, shall procure and maintain the insurance policies required under clauses (a) through (f) and (i) through (l) of Subsection 5.01.1, and Manager shall procure and maintain the coverages required under clauses (g), (h) and (m) of that Subsection, at the expense of Lessee.

                  5.01.3 Requirements. All policies of insurance shall be written on an "occurrence" basis, if possible. The insurance coverage shall in any event comply with the requirements of the Mortgage, if any. Any deductibles within the insurance policies required above shall not exceed $25,000, except for wind, flood, and earthquake deductibles which shall be approved by Lessee or bought down to $25,000 at the expense of Lessee.

         5.02 Policies and Endorsements.

                  5.02.1 Policies. All insurance provided for under the above
Section 5.01 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility, and rated no less than A-VIII in Best's Insurance Guide. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not more than thirty (30) days after the respective dates of expiration. If Lessee shall elect to procure any portion of the property insurance, it shall also deliver to Manager full copies of the policies under which such insurance is maintained.

                  5.02.2 Endorsements. All policies of insurance provided for under this Article V shall have attached thereto (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Lessee and Manager, and (b) an endorsement to the effect that no act or omission of Lessee or Manager shall affect the obligation of the insurer to pay the full amount of any loss sustained. All insurance policies procured by Lessee shall contain an endorsement to the effect that such insurance shall be primary to any similar insurance carried by Manager.

                  5.02.3 Named Insureds. All policies of insurance required under clauses (a) through (d) of Subsection 5.01.1 shall be carried in the name of Lessee, and, if required, Mortgagee and the lessor under the Ground Lease, if any, and Manager shall be named as a loss payee as to business interruption insurance. Losses thereunder shall be payable to the parties as their respective interests may appear. Notwithstanding the foregoing, if Mortgagee is an institutional lender, and so requires, losses may be made payable to Mortgagee, or to a bank or trust company qualified to do business in the state where the Hotel is located, in either instance as trustee for the custody and disposition of the proceeds therefrom. Lessee agrees to use reasonable efforts to attempt to cause any mortgagee to agree that its mortgage shall contain a provision to the effect that proceeds from property insurance shall be made available for restoration of the Hotel. All insurance policies required in clauses (e), (f), and (i) through (l) of Subsection 5.01.1, shall name Lessee and its Affiliates, directors, officers, agents and employees of each such entity as named insureds, and Manager, its Affiliates, directors, officers, agents and employees of each such entity as additional insureds on a primary basis, irrespective of any other coverage, whether collectable or not. Policies required in clauses (g), (h) and
(m) shall be written in the name of the employer.

         5.03 Waiver of Liability. Neither Manager nor Lessee shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article V, any claims for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this
Article V. Each policy of insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 5.03, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

         5.04 Insurance by Manager. Any insurance provided by Manager under this
Article V may, subject to Lessee's approval, be effected under policies of blanket insurance which cover other properties of Manager and its Affiliates, and Manager shall have the right to charge the Hotel with the Hotel's pro rata share of such premiums shall be allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels. Any policies of insurance maintained by Manager pursuant to the provisions of this Article V may contain deductible provisions in such amounts as are maintained with respect to Other Managed Hotels, for which Lessee shall be responsible or which Manager, at Lessee's expense, may pay.

                                   ARTICLE VI

                                 MANAGEMENT FEE

In addition to the reimbursements required under Section 4.07 for Manager's services hereunder during the Operating Period, Lessee shall pay Manager the Management Fee computed and made payable as provided in the Management Fee Rider attached hereto.

                                   ARTICLE VII

                  ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS

         7.01 Hotel Accounts: Expenditures.

         (a) All funds derived from the operation of the Hotel shall belong to and be the property of Lessee and shall be deposited daily by Manager in the Local Operating Account. All disbursements and withdrawals from said accounts as required or permitted under this Agreement shall be made by bonded representatives of Manager whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Lessee, shall be maintained at the Hotel.

         (b) All payments to be made by Manager hereunder shall be made from authorized bank accounts, from petty cash funds or from Operating Funds provided by Lessee pursuant to Section 7.02. All debts and liabilities which have been validly incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Lessee to the extent funds are not available for that purpose from Gross Revenues. Manager shall not be required to make any advance or payment to or for the account of Lessee except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Lessee's account without assurances that necessary funds for the discharge thereof will be provided by Lessee.

         (c) All banks accounts shall be owned by Lessee and shall be solely controlled and operated by Manager ; the agency status of Manager shall be designated on the checks and drafts drawn on such bank accounts.

         (d) Manager shall, on a bi-weekly basis (on a Friday, or if Friday is a legal holiday, on the next business day), cause all amounts in the Hotel operating accounts in excess of the Minimum Balance (as defined below) to be wired electronically to a bank account designated for such purposes by Lessee.

         (e) Manager shall submit to the Lessee by the fourteenth (14th) calendar day of each Accounting Period a consolidated report for the Accounting Period most recently ended detailing the flow of cash into and out of the Local Operating Account, including investment income, cash deposits, credit card deposits, payroll checks paid, operating expense checks paid, ACH drafts paid, wires transmitted to Lessee and any other use of cash. This report must also reconcile to the sum of the individual general ledger cash balances of the Hotel.

         7.02 Minimum Balance. During the Term of this Agreement, Lessee shall maintain cash in the Local Operating Account ("Operating Funds") sufficient in amount to properly operate the Hotel. If at any time during the Term, the funds in the Local Operating Account fall below the Minimum Balance (as defined below), Lessee shall deposit in the Local Operating Account additional funds in an amount equal to the difference between the funds therein and the Minimum Balance. As used in this Agreement, "Minimum Balance" means $50,000 in cash.

         7.03 Books and Records. Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel. For this purpose, Lessee agrees that it will make available to Manager, or its representatives, all books and records pertaining to the prior operation of the Hotel and any Major Capital Improvements. Manager shall keep the books and records for the Hotel in all material respects in accordance with the Uniform System of Accounts for Hotels, on an accrual basis in accordance with generally accepted accounting principles consistently applied.

         7.04 Reports to Lessee. Manager shall deliver, or cause to be delivered, to Lessee the following statements:

                  (a) within fourteen (14) days after the end of each calendar month, a detailed profit and loss statement, substantially in the form used at Other Managed Hotels, showing the results of operation of the Hotel for such month and the year-to-date, and a statement of departmental operations, for such month and year-to-date, and having annexed thereto a computation in reasonable detail of the Management Fee for such preceding month and the year-to-date, calculated as provided in the Management Fee Rider and for the second full year of the Operating Period, such reports shall include a comparison with the prior year's results, and a balance sheet;

                  (b) within fourteen (14) days after the end of each Operating Year, an unaudited financial statement consisting of a balance sheet, a related statement of profit and loss and a statement of cash flows,, and having annexed thereto a computation in reasonable detail of the Management Fee for such year, calculated as provided in the Management Fee Rider and for the second full year of the Operating Period, such reports shall include a comparison with the prior year's results. Audited financial statements shall be at Lessee's sole cost and expense.

                  (c) Within fourteen (14) days of any demand by Lessee therefore, a SAS letter, at Manager's sole cost and expense.

         7.05 Lessee's Rights to Inspection and Review. Upon reasonable advance written notice to the general manager of the Hotel, Manager shall accord to Lessee, its accountants, attorneys and agents, the right to enter upon any part of the Hotel at all reasonable times during the term of this Agreement for the purpose of examining or inspecting the same or examining and making extracts of the financial books and records of the Hotel or for any other purpose which Lessee, in its discretion, shall deem necessary or advisable, but same shall be done without material disruption to the operation and business of the Hotel and for the second full year of the Operating Period, such reports shall include a comparison with the prior years results.

         7.07 Centralized Accounting Services. Manager may, in its reasonable discretion, handle directly, or through an Affiliate or one of the Other Managed Hotels, any of the accounting functions for the Hotel, including without limitation, accounts payable, general ledger, payroll and accounts receivable, or any part thereof, on a centralized basis with one or more Other Managed Hotels for the purpose of achieving a more cost-efficient operation of the Hotel. Manager or its Affiliate or the Other Managed Hotel furnishing such centralized accounting functions shall be entitled to be reimbursed or paid from the Hotel Accounts for (i) the pro rata share of the costs and expenses of providing such accounting functions allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels utilizing such centralized accounting services, and (ii) such amounts required to cover or reimburse Manager, its Affiliate or Other Managed Hotel for the payment of authorized expenditures by such entity as a part of such centralized accounting services and as provided on the attached Management Fee Rider.

                                  ARTICLE VIII

                               TERMINATION RIGHTS

         8.01 Termination by Lessee. If any one of the following events shall happen:

                           (a) if Manager shall fail to keep, observe or perform
                  any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of thirty (30) days after notice thereof by Lessee to Manager;

                           (b) if Manager shall apply for or consent to the
                  appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                           (c) if a right of termination on the part of Lessee
                  shall have arisen under Sections 10.01 or 10.02;

                           (d) the License Agreement is terminated due to the
                  action or inaction of Manager;

                           (e) the Hotel is sold pursuant to a Permitted
                  Transfer under Section 9.03.2(a) or (b); or

                           (f) In any Operating Year, Manager fails to both (1)
                   achieve 90% of budgeted Gross Operating Profit for the Operating Year, provided, however, Manager shall have the right, but not the obligation, to cure such failure by within sixty (60) days following the end of such Operating Year, contributing to Gross Operating Profit for such Operating Year an amount necessary to cause Gross Operating Profit to equal at least ninety percent (90%) of the amount of Gross Operating Profit set forth in the Operating Budget for such Operating Year, in which event Lessee shall have no right to terminate this Management Agreement with respect to the Hotel; and (2) fails to maintain a Smith Travel Research RevPar Share Index of at least 110% market share for the Operating Year.

then Lessee shall have the right to terminate this Agreement upon written notice to Manager given at any time following the occurrence of such event, or if a period of grace is provided, then following the expiration of the applicable grace period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice.

         8.02 Termination by Manager. If any of the following events shall happen:

                           (a) Lessee shall fail to provide funds to be
                  deposited in the Local Operating Account in accordance with the provisions of Section 7.02 within ten (10) days after Manager's request for such additional funds, and such failure continues for an additional ten (10) day period after written notice by Manager to Lessee that such funds have not yet been received;

                           (b) Lessee shall fail to keep, observe or perform any
                  other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Lessee, and such default shall continue for a period of thirty (30) days after notice thereof by Manager to Lessee;

                           (c) [Intentionally Deleted.]

                           (d) Lessee shall apply for or consent to the
                  appointment of a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Lessee in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee a bankrupt or insolvent or approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or of all or a substantial part of the assets of Lessee, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                           (e) if because of a default under the Ground Lease
                  (if any) or the Mortgage, the Ground Lease shall be terminated or the Mortgage shall be foreclosed (or the Hotel sold in lieu of foreclosure) or such steps shall be taken to terminate the Ground Lease or foreclose on the Mortgage such that Manager's ability to manage the Hotel shall be materially adversely affected; or

                           (f) Lessee shall be in default under the License
                  Agreement and such default shall have continued after the expiration of any applicable grace period with respect thereto or the License Agreement shall have been terminated,

then Manager shall have the right to terminate this Agreement upon written notice to Lessee given at any time following the occurrence of any such event, or if a period of grace is provided, then following the expiration of the applicable period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice.

         8.03 Curing Defaults. Any default by Manager under clause (a) of
Section 8.01 or Lessee under clause (b) of Section 8.02, as the case may be, which is susceptible of being cured, shall not constitute a basis of termination if the nature of such default shall not permit it to be cured within the grace period allotted, provided that within such grace period either Manager or Lessee shall have commenced to cure such default and shall proceed to complete the same with reasonable diligence.

         8.04 Effect of Termination. The termination of this Agreement under the provisions of this Article VIII shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.

         8.05 Remedies.

                           (a) If this Agreement is terminated due to an event
                  of default by

                  Lessee arising under Section 8.02 which remains uncured after any applicable cure period, Manager shall be entitled to all damages incurred by Manager as a result of such default, including damages resulting from early termination of the Agreement, including but not limited to an early termination fee equal to the average monthly amount of the total Management Fee, including Incentive fees paid or which would have been due or owed to Manager for the Hotel during the immediately preceding twelve (12) month period, multiplied by the lesser of either (i) thirty six (36), provided there are at least three (3) years remaining under the Term, or (ii) the total number of months remaining under the Term if there is less than three (3) years remaining under the Term.

                           (b) If this Agreement is terminated due to an event
                  of default by Manager arising under Section 8.01(a) and (d) which remains uncured after any applicable cure period, Lessee shall be entitled to all damages incurred by Lessee as a result of such default, including damages resulting from early termination of the Agreement, but excluding punitive damages(c) Neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

         8.06 Intentionally Deleted.

         8.07 Preservation of Books and Records. In the event of the expiration or earlier termination of this Agreement, Lessee shall preserve all books and records, files and correspondence remaining at the Hotel in accordance with Lessee's record retention guide then in effect after the expiration or termination of this Agreement, and Lessee shall provide access to Manager, and its representatives, to such books, records, correspondence and files at all reasonable times.

         8.08 Extension Date of Termination. Notwithstanding any contrary provision of this Agreement, the date of termination of this Agreement, other than upon expiration pursuant to Article 2.01, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than fifteen (15) days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the Worker Adjustment and Retraining Act, 29 U.S.C., Section 2101 et. seq., as hereafter amended, or any similar federal or state statute.

                                   ARTICLE IX

                                  TITLE MATTERS

         9.01 Title to Hotel. Lessee covenants that, as of the date hereof, it has either good and marketable fee title to, or a valid and subsisting leasehold estate in, the Land. Lessee further covenants that, subject to the terms and conditions of this Article IX, throughout the term of this Agreement it shall maintain full ownership in such fee interest or leasehold estate in the Premises, and good title to the FF&E and the Operating Equipment.

         9.02 Sale or Assignment by Manager.

                  9.02.1 Prohibited Transfers. Except as provided in the following Subsection 9.02.2, Manager shall not assign this Agreement, voluntarily or by operation of law, without the prior written consent of Lessee. The disposition by Manager of its controlling interest in any Affiliate to which it has previously assigned this Agreement, shall be deemed to be a prohibited assignment hereunder requiring the prior written consent of Lessee. Further, Manager shall not transfer or sell its Management Company without Lessee's consent, which shall not be unreasonably withheld. It is understood and agreed that any consent granted by Lessee to any such assignment or other transfer shall not be deemed a waiver of the covenant herein contained against assignment or transfer in any subsequent case. No assignment or transfer of this Agreement shall operate to release Manager from any of its obligations under this Agreement.

                  9.02.2 Permitted Transfers. Manager, without the consent of Lessee, shall have the right to assign this Agreement to any Affiliate of Manager. Upon execution of any assignment as aforesaid under this Subsection 9.02.2, or with Lessee's consent under Subsection 9.02.1, notice thereof in the form of a duplicate original of such assignment shall be delivered to Lessee forthwith.

         9.03 Sale, Lease or Assignment by Lessee.

                  9.03.1 Prohibited Transfers. Except as otherwise provided herein, Lessee (or the owner of the Hotel) agrees that, without the consent of Manager, which shall not be unreasonably withheld, it will not sell, lease or otherwise transfer or convey the Hotel, or any part thereof, or assign this Agreement, except as provided in this Section 9.03; such prohibition shall apply, without limitation, to any sale and leaseback transaction. Notwithstanding the foregoing, Lessee may, without Manager's consent, sell or otherwise transfer any part of the Land, or grant easements on or across the Land, provided such conveyances do not materially and adversely affect the operation of the Hotel.

                  9.03.2. Permitted Transfers.

                           (a) If the Term of this Agreement is not on a
                   month-to-month basis, and if Lessee (or the owner of the Hotel) shall have received a bona fide written offer to purchase or lease the Hotel and Lessee (or the owner of the Hotel), pursuant to the terms of such offer, desires to sell or lease the Hotel to any person, firm or corporation, Lessee (or the owner of the Hotel) shall have the right to sell the Hotel and terminate this Agreement, provided either (a) Lessee pays to Manager a termination payment equal to the average monthly amount of the total Management Fee, including incentive fees paid or which would have been due or owed to Manager for the Hotel during the immediately preceding twelve
                   (12) month period of the Term (or during the actual number of months that have elapsed in the Term if such number of months is less than twelve months), multiplied by the lesser of either (i) Thirty Six (36), provided there are at least three
                   (3) years remaining under the Term, or (ii) the total number of months remaining under the Term if there is less than three 3) years remaining under the

                  Term; or (b) within sixty (60) days following termination, Lessee or any Affiliate) enters into a management agreement with Manager for a replacement hotel or hotels that are commercially reasonably acceptable to Manager, which replacement property shall be a reasonable distance from other hotels that Manager manages and have budgeted annual Gross Operating Revenues no less than the actual annual Gross Operating Revenues of the terminated Hotel (provided that, if Lessee elects to replace pursuant to this clause (b), for any period in which a replacement management agreement is not yet in place Lessee shall pay to Manager the fees which Manager would have received for such period if the termination had not occurred); or (c) Manager is engaged by the third party purchaser to manage the Hotel, on terms acceptable to Manager in its sole discretion, within sixty (60) days following such termination.

                           (b) If the Term of this Agreement is on a
                  month-to-month basis, Lessee (or the owner of the Hotel) may sell or otherwise transfer the Hotel, and terminate this Agreement, upon thirty (30) days written notice to Manager.

                           (c) Notwithstanding the foregoing, Lessee (or the
                  owner of the Hotel) may sell or otherwise transfer the Hotel to any Affiliate of the Lessee at any time.

                           (d) Notwithstanding the foregoing, Lessee (or the
                  owner of the Hotel) may grant a mortgage, deed of trust, or other encumbrance or security interest ("Mortgage") in the Hotel or any part thereof from time to time.

         9.04 Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns, and with respect to Lessee, the phrase "successors and assigns" shall include purchasers and lessees, or sublessees, of Lessee's interest in the Premises.

                                    ARTICLE X

                             DAMAGE OR DESTRUCTION;

                                 EMINENT DOMAIN

         10.01 Damage or Destruction. If the Hotel shall be substantially damaged by fire or other casualty, or in the event that Mortgagee does not make sufficient proceeds of insurance available to Lessee to permit Lessee to rebuild and restore the Premises to a condition which permits the continued operation of the Hotel by Manager as contemplated by this Agreement, then Lessee or Manager, by written notice to the other party given within sixty (60) days after the occurrence of such event, shall have the right to terminate this Agreement on the basis that Lessee does not elect to rebuild or restore the Hotel, and neither party shall have any further obligation to the other party hereunder, except with respect to liability accruing, or based upon events occurring, prior to the effective date of such termination. Notwithstanding the foregoing, if Lessee terminates this Agreement due to fire or casualty as provided above, Lessee shall pay to Manager a termination fee equal to the average monthly amount of the total Management Fee, including Incentive fees paid or which would have been due or owed to Manager for the Hotel during the immediately preceding twelve (12) month period, multiplied by the lesser of either (i) thirty six (36), provided there are at least three (3) years remaining under the Term, or (ii) the total number of months remaining under the Term if there is less than three (3) years remaining under the Term. Manager shall not be entitled to any such termination fee in the event Manager terminates as provided above. For the purposes hereof, the Hotel shall be deemed to have been substantially damaged if the estimated length of time required to restore the Hotel substantially to its condition and character just prior to the occurrence of such casualty shall be in excess of one hundred eighty (180) days. If this Agreement shall not terminate in the event of damage to the Hotel, either because (i) the damage does not amount to substantial damage as described above, or (ii) notwithstanding substantial damage to the Hotel, neither party has elected to terminate this Agreement, Lessee shall elect to restore the Hotel, then Lessee shall proceed with all due diligence to commence and complete the restoration of the Hotel to its condition and character just prior to the occurrence of such casualty, but only to the extent of insurance proceeds available to Lessee.

         10.02 Eminent Domain. If all of the Premises, or such substantial portion thereof as to make it infeasible, in the reasonable opinion of Lessee or Manager, to restore and continue to operate the remaining portion for the purposes contemplated hereby, shall be taken through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, then effective upon the date that Lessee shall be required to surrender possession of the Premises, or a portion thereof, either party may terminate this Agreement and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. In the event a substantial portion of the Premises is taken, but Mortgagee fails or refuses to make available to Lessee sufficient proceeds of such eminent domain proceedings in order to permit Lessee to make appropriate alterations, restorations or repairs to the remainder of the Premises, so that the Hotel would continue to be operable for the purposes herein contemplated, then Lessee shall have the right to terminate this Agreement upon written notice to Manager and, upon the date that Lessee shall be required to surrender possession of the Premises to the condemning authority, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. Any election to terminate this Agreement must be made within thirty (30) days of receipt of actual written notice from the condemning authority setting out the details of the proposed taking. If such notice does not provide the parties with sufficient detail so that a decision may be made regarding termination, the parties may mutually agree to extend the above time period in their discretion. In the event this Agreement is not terminated due to eminent domain in this section 10.02, then Lessee shall proceed with all due diligence to repair any damage to the Hotel, or to alter or modify the Hotel so as to render it a complete architectural unit which can be operated as a hotel of substantially the same type and class as before, but only to the extent of condemnation proceeds available to Lessee. Lessee and/or its Lessor shall be solely entitled to any Award, subject only to any exceptions set out below. Manager may seek an award from the condemning authority for its loss of business interest only, if such separate claim is permitted. In the event the condemning authority does award Manager for such loss, Manager shall only be entitled to retain that portion of its condemnation award which is necessary to compensate Manager for its lost management fees, which shall be calculated in the same manner as termination fees for Damage by Casualty, as set out above in Section
10.01. Manager shall promptly remit any additional amount to Lessee. In the event any jurisdiction would permit both Manager and Lessee to seek an award for their loss of business interests (respectively), this section shall not prohibit Lessee from making a separate claim therefor. Lessee shall compensate Manager for its lost management fees (calculated in the same manner as termination fees for Damage by Casualty, as set out above in Section 10.01) only if Manager is not permitted to seek an award directly from the condemning authority, and only to the extent of any actual condemnation proceeds received by Lessee.

                                   ARTICLE XI

                                 REPRESENTATIONS

         11.01 Manager's Representations. The Manager covenants, represents and warrants as follows:

         11.01.1 Qualified Lodging Facility. During the Term of this Agreement, the Manager shall qualify as an "eligible independent contractor" as defined in
Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code"). To that end, during the Term of this Agreement, the Manager:

                            (i) shall not permit wagering activities to be
                  conducted at or in connection with the Hotel;

                           (ii) shall not own, directly or indirectly (within
                  the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Equity Inns, Inc.;

                           (iii) shall be actively engaged in the trade or
                  business of operating "qualified lodging facilities" (defined below) for persons who are not "related persons" within the meaning of Section 856(d)(9)(F) of the Code with respect to Equity Inns, Inc. or the Lessee ("Unrelated Persons"). In order to meet this requirement, the Manager agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" within the meaning of such Code section (so long as the Lessee has advised the Manager in writing of such regulations or other administrative guidance).

A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Equity Inns, Inc.

         11.01.2 Rents from Real Property. During the Term of this Agreement, the Manager shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

         11.01.3 Termination for Failure of Representations. In the event that the foregoing representations become false, Lessee shall have the rights afforded by Section 8.01 herein, and Manager shall have the benefit of any cure period offered therein. Notwithstanding the foregoing and/or anything in Section
8.01 or elsewhere herein to the contrary, should the REIT status of Equity Inns, Inc. and/or Equity Inns Trust be threatened because the foregoing representations are false, then any cure period offered in Section 8.01 shall be reduced in part or in full to the extent necessary to avoid any termination or other material impact on the REIT status of Equity Inns, Inc. and/or Equity Inns Trust whereupon Lessee may summarily terminate this Agreement upon written notice to Manager, and subject to Lessee's existing loan documents.

         11.02 Representations of Lessee. The Lessee covenants, represents and warrants as follows:

     (a) The Lessee is the lessee of the Hotel and has full power and authority to enter into this Agreement;

     (b) The Hotel is zoned for use as a hotel, motor hotel or resort, and all necessary governmental and other permits and approvals for such use and for the food and beverage (including the sale and service of liquor, if applicable) operations of the Hotel have been obtained and are in full force and effect; and

     (c) Throughout the term of this Agreement, the Lessee will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations under any lease or other concession, any deed of trust, mortgage or other security agreement, and any real estate taxes or assessments covering or affecting the Hotel, unless compliance with or payment thereof is, in good faith, being contested and enforcement thereof is stayed.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.01 Purchases from Manager and Manager's Affiliates. In purchasing goods, supplies, equipment and services for the Hotel, including, without limitation, Operating Supplies, Operating Equipment, insurance and long distance telephone services, Manager may utilize purchasing procurement services of affiliates of Manager and/or other group buying techniques involving Other Managed Hotels, as well as other hotels operated by Manager and its Affiliates, provided that the cost thereof shall be competitive with that which would be charged by non-affiliated third party vendors in an arms-length transaction. In such event, such affiliates and/or

Manager (as the case may be) may mark up their costs or receive and retain a fee or other compensation from vendors and service providers for their services in making the benefit of volume purchases available to the Hotel or negotiating and implementing the arrangements with such vendors or providers, provided that the total cost thereof (including such mark-up, fee or other compensation charged or retained by Manager or its affiliates) shall be competitive as aforesaid.

         12.02 Budgets. In preparing all budgets and Operating Budgets to be submitted to Lessee hereunder, including, without limitation, the Capital Renewals Budgets under Section 4.02, Manager shall base its estimates upon the most recent and reliable information then available, taking into account the location of the Hotel and its experience in other comparable hotels. Manager reserves the right, and shall have the obligation, to update and revise any such budgets and Operating Budgets from time to time during the periods covered thereby to reflect variables and events not reasonably within the control of Manager. All such updates and revisions of the Capital Renewals Budget and the Operating Budgets (to the extent any such changes in the Operating Budgets indicate shortfalls which would necessitate a need for additional working capital to be provided by Lessee) shall be submitted, together with reasonable explanations of the reasons for such charges, to Lessee for its approval. Lessee agrees that it shall promptly reply to any such submissions giving its approval or stating the grounds on which it is withholding its approval.

         12.03 Indemnities.

                  12.03.1 Indemnification to Manager. Lessee shall indemnify and hold Manager harmless from and against any and all actions, suits, claims, penalties, losses, damages and expenses, including reasonable attorneys' fees, based upon or arising out of Manager's performance of its services hereunder, or out of any occurrence or event happening in or about the Hotel or occurring in connection with the operation or development thereof, including any alleged breach, or investigation relating to a possible breach, of any Legal Requirement (collectively "Claims"), except to the extent such Claims are based upon Manager's gross negligence, willful misconduct, breach of contract or failure to act in good faith. and except to the extent such Claims are based upon Manager's employment practices.

                  12.03.2 Indemnification To Lessee. Manager shall indemnify and hold Lessee harmless from and against any and all Claims which Lessee may suffer, sustain or incur arising from, or based upon Manager's gross negligence, willful misconduct, breach of contract or failure to act in good faith.

12.03.3 Intentionally Deleted.

                  12.03.4 Indemnified Parties. The indemnities contained in this
Section 12.03 shall run to the benefit of both Manager and Lessee and their respective Affiliates and the directors, partners, members, managers, officers and employees of Manager and Lessee and their respective Affiliates.

                  12.03.5 Intentionally Deleted.

                  12.03.6 Survival. The provisions of Section 12.03 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Section 12.03.

         12.04 Arbitration of Financial Matters.

                  12.04.01 Matters to be Submitted to Arbitration. In the case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as hereinafter defined in Subsection 12.04.2):

                           (a) computation of the Management Fee;

                           (b) reimbursements due to Manager under the
                  provisions of Section 4.07;

                           (c) any adjustment in dollar amounts of insurance
                  coverages required to be maintained; and

                           (d) any dispute concerning the approval of a
                  Operating Budgets or a Capital Budget.

                  12.04.2 The Accountants. The "Accountants" shall be one of the "Big Four" firms of certified public accountants of recognized national standing, i.e., PricewaterhouseCoopers, Ernst & Young, KPMG Peat Marwick, and Deloitte and Touche (or the successors thereto) notwithstanding any existing relationships which may exist between Lessee and such accounting firms or Manager and such accounting firms. The party desiring to submit any matter to arbitration under Subsection 12.04.1 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the four (4) accounting firms. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such choice, or designate one of the remaining firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same, and the same procedure shall be followed until the parties approve one of such firms or there is only one remaining firm not designated by either party. If both parties shall have approved one of the firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute; if the parties are unable to agree on an accounting firm, then the remaining firm, which was not designated by either party, shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Subsection 12.04.3 within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

                  12.04.3 Procedures. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Lessee or Manager with respect to each disputed item. Any decision rendered by the Accountants that does not reflect the position advocated by Lessee or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Hotel.

         12.05 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, reasonable attorneys' fees.

         12.06 Intentionally Omitted.

         12.07 No Restriction. Lessee agrees that Manager has and shall retain the right to own, have an ownership interest in, develop, operate, manage, license, franchise, sell or rent other hotels or inns of any kind, or shared ownership projects commonly known as vacation ownership or time-share ownership projects (or similar real estate projects), under the "Manager" or other name and wherever located except on the Land under this Agreement, and nothing contained in this Agreement shall prohibit or limit Manager from engaging in any such activities, which shall not give rise to any liability for claims relating to unfair competition and/or breach of the implied covenant of good faith and fair dealing; provided that Manager shall not own, have an interest in develop, operate, manage, license, or rent a hotel within the geographic radius of the Competitive Set of the Hotel as listed in the Smith Travel Research Report as of the date of this Agreement, except as is provided in the Right of First Refusal in the Purchase and Sale Agreement for this Property or with Lessee's written consent.

         12.08 Major Capital Improvements.

         12.08.1 Major Capital Improvements. Any program of capital improvements, involving an addition to the Hotel, or designed to substantially upgrade or change the nature or image of the Hotel (as opposed to a renovation or refurbishing which takes place as part of the normal or cyclical upkeep of the Hotel), shall be deemed to be a "Major Capital Improvement." Major Capital Improvements will be undertaken only at the request of Lessee, whether on its own initiative or at the suggestion of Manager, and in any event shall not be included in the Capital Renewals Budgets.

                   12.08.2 Development. The development of any Major Capital Improvement shall be the responsibility of Lessee and shall be paid for out of separate funds of Lessee.

                   12.08.3 Prohibition on Casinos. In no event shall a casino be added to the Premises or built as a separate structure on any portion of the Land; nor shall any casino or gaming operations be conducted on the Premises.

         12.09 Force Majeure. If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including the revocation of any material license or permit necessary for the operation contemplated in this Agreement where such revocation is not due to Manager's fault, or any other causes beyond the control of Manager shall, in Manager's reasonable opinion, have a significant adverse effect upon the operations of the Hotel, then Manager shall be entitled to terminate this Agreement upon sixty (60) days' written notice from the date of such event; provided, however, such termination shall not be effective if the event giving rise to the termination has been cured to the reasonable satisfaction of Manager within such sixty (60) day period.

          12.10 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

         If to Lessee:
                           ENN Leasing Company, Inc.
                           7700 Wolf River Boulevard
                           Germantown, TN 38138
                           Attn: Richard Mitchell
                           Phone: (901) 754-7774
                           Fax: (901) 754-2374

         If to Manager:
                           Gateway Lodging Co., Inc.
                           1401 Spring Bank Drive
                           Building A, Suite 8
                           P.O. Box 21950
                           Owensboro, KY 42303
                           Attn: Glenn Higdon
                           Phone: (270) 683-1555
                           Fax: (270) 685-0393

         Copy to:
                           John Bickel, Esq.
                           209 West Fourth
                           P.O. Box 39
                           Owensboro, KY 42302
                           Phone: (270) 926-4500
                           Fax: (270) 926-4576

Any Notice shall be deemed delivered upon receipt. Either party may at any time change the addresses for Notices to such party by mailing a Notice as aforesaid. Notices may also be delivered by (i) hand, (ii) special courier, or (iii) telegram, telex or other electronic written communication, provided that in utilizing any form of delivery authorized by clause (iii) of this sentence, receipt of such notice must be acknowledged by the addressee through appropriate written communication.

         12.11 No Lease, Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to be or create a lease, partnership or joint venture between Lessee, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part. Manager is an independent contractor of the Lessee.

         12.12 Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.

         12.13 Understandings and Agreements. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's management of the Hotel. The parties each hereby acknowledge, represent and agree that in entering into this Agreement, they are not relying upon any statement, representation or promise, or the failure to make any statement, representation or promise, of any other party (or of any officer, agent, employee, representative or attorney for any other party), in executing this Agreement except as expressly stated herein.

         12.14 Headings. The Article, Section and Subsection headings contained herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         12.15 Consents. Except as specifically otherwise provided in this Agreement, each party agrees that it will not unreasonably withhold any consent or approval requested by the other party pursuant to the terms of the Agreement, and that any such consent or approval shall not be unreasonably delayed or qualified. Similarly, each party agrees that any provision of this Agreement which permits such party to make requests of the other party, shall not be construed to permit the making of unreasonable requests.

         12.16 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         12.17 Third Parties. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the party to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

         12.18 Waivers. No failure by Manager or Lessee to insist upon the strict performances of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         12.19 Partial Invalidity. Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, in the event that any provision of this

Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

         12.20 Applicable Law. This Agreement shall be construed and be governed by the laws of the State in which the Premises are located.

         12.21 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.22 Subordination. This Agreement shall be subordinate to any mortgage encumbering the Hotel, and Manager agrees to enter into a lender-manager agreement with respect to the Hotel, which agreement shall contain reasonable lender-manager provisions, including, without limitation, Manager's acknowledgement that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to any mortgage encumbering such Hotel, including providing any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement with respect to such Hotel; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the lender or such purchaser with respect to such Hotel, Manager shall not look to the lender for payment of such fees, reimbursements or indemnification payments and Manager's right to receive such fees, reimbursements or indemnification payments shall be subordinated to the lender's rights and (b) if this Agreement is not terminated by the lender or such purchaser with respect to such Hotel, then such fees, reimbursements or indemnification payments shall be payable by the lender or such purchaser).

         12.23 Compliance with License Agreement. During the Term of this Agreement and so long as the Hotel is licensed as a Marriott International, Inc. ("Marriott") product, the following provisions shall apply to such Hotel:

         A. Subject to the provisions of this Agreement, Lessee and Manager acknowledge and agree that the Manager shall have the authority for the day-to-day management of the Hotel;

         B. Subject to the provision by Lessee of sufficient funds to so comply, the Manager will operate the Hotel during the Term of this Agreement in strict compliance with the Marriott License Agreement (specifically including, but not limited to, Licensee's obligation to pay any and all fees, charges and contributions set forth in the License Agreement) and Manager shall keep the License Agreement in full force and effect throughout the term of this Agreement;

         C. Except in extraordinary circumstances, such as theft or fraud on the part of the Manager or default by Lessee under the License Agreement caused by the Manager for which the Lessee needs to promptly remove the Manager from the

                  Hotel, this Agreement shall not be terminated by Lessee without at least thirty (30) days' prior written notice to Marriott;

         D. If there are conflicts between any provision(s) of this Agreement and the License Agreement, the provision(s) of the License Agreement shall control; and

         E. Manager and Lessee acknowledge that the License Agreement permits Marriott to communicate directly with the Manager regarding day-to-day operation of the Hotel.

         Nothing in this Agreement shall be interpreted in a manner which would either (i) relieve Lessee of any of its obligations under the License Agreement or (ii) prevent Lessee from validly contesting provisions of the License Agreement.

         12.24 Closing Contingency. This Agreement will only become effective upon the successful closing of the purchase and sale of the Hotel from an affiliate of Manager to an affiliate of Lessee.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.


                                         LESSEE:

                                         ENN LEASING COMPANY, INC.
                                         a Tennessee corporation



                                         By /s/ Howard Silver
                                            ------------------------------------
                                                  Howard Silver
                                                  President


                                         MANAGER:

                                         Gateway Lodging Co., Inc.



                                         By: /s/ Glenn D. Higdon
                                            ------------------------------------
                                         Name: Glenn D. Higdon
                                              ----------------------------------
                                         Title: President
                                               ---------------------------------

                              MANAGEMENT FEE RIDER
                          Courtyard - Dalton, Georgia

                  A. Gross Operating Revenues. The term Gross Operating Revenues as used in this Agreement shall mean all receipts, revenues, income and proceeds of sales of every kind received by Manager directly or indirectly from the operation of the Hotel. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credit or refunds to guests; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of real estate and/or furniture, fixtures and equipment; proceeds of refinancings; and proceeds of condemnation.

                   B. Net Operating Income. The term "Net Operating Income" as used in this agreement shall mean the excess, during each Calendar Year (and proportionally for any period less than a Calendar Year), of Gross Operating Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such period determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement). In arriving at Net Operating Income, all expenses shall be proper deductions from Gross Operating Revenues insofar as they relate to the operation of the Hotel, including, without limit, all Base Management Fees, license fees, franchisor royalties, real estate and special assessment taxes, property and liability insurance, a reserve of four percent (4%) of Gross Operating Revenue for capital improvements (whether or not such reserve is held in escrow) and fees and direct out-of-pocket charges of Manager or its affiliates as well as corporate charges (as described below).

In accordance with Manager's past practices, out-of-pocket costs and corporate charges may include, but are not limited to travel costs for corporate staff traveling specifically on behalf of or for the benefit of the Hotel;

                  C. Base Management Fee. During each Calendar Year after the Management Commencement Date (and for a fraction of any partial Calendar Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee ("Base Management Fee") at the rate of three percent (3.0%) of Gross Operating Revenues of the Hotel per Calendar Year:

         The Base Management Fee will be paid in installments by deducting such fee from Gross Operating Revenues of the Hotel immediately following each Accounting Period at the rate of the corresponding percentage of Gross Operating Revenues for that Accounting Period. At the end of each Accounting Period, an adjustment will be made on a cumulative year-to-date basis, if necessary, and all sums due either the Manager or Lessee shall be paid immediately.

                  E. Incentive Fees. In addition to the Base Management Fee, during each Calendar Year after the Management Commencement Date (and for any partial Calendar Year) in which Manager is to render services under this Agreement, Manager will be paid an incentive fee as based on the consolidated Net Operating Income of the Hotel Group as follows:

                  For any Calendar Year in which the Net Operating Income of the Hotel, or for any partial Calendar Year in which the Net Operating Income on a prorated basis, is greater or equal to $635,000 (Target NOI), Manager shall be paid an Incentive Fee equal to 1% of Gross Operating Revenues.

                  G. The Incentive Fee will be payable to Manager from Gross Operating Revenues of the Hotel Group on a quarterly basis with a final reconciliation following the end of each Calendar Year. The Manager will submit to the Lessee the calculation of the Incentive Fee quarterly along with the delivery of the financial statements pursuant to Section 7.04 of the Management Agreement, after which the Lessee shall have ten (10) calendar days to advise the Manager of any disagreement with such calculation quarterly and annually. Following the Calendar Year-end audit conducted by Lessee or Lessee's representatives, an adjustment will be made if necessary, and all sums due either Manager or Lessee shall be paid immediately.